CONTACTS: Mary Bell
                                                          Investor Relations
FOR IMMEDIATE RELEASE                                     214/863-8730
April 13, 1998
                                                          Kenneth Kracmer
                                                          Public Relations
                                                          214/863-8618


                  EXCEL COMMUNICATIONS ANNOUNCES RESIGNATION OF
                       JOHN J. MCLAINE, PRESIDENT AND COO
             CANTON, DANCE, AND MERRICK TO BE NOMINATED AS DIRECTORS

     Dallas, TX - Kenny A. Troutt, chairman and chief executive officer of Excel Communications, Inc. (NYSE: ECI) today announced the resignation of John J.
(Jack) McLaine (48) as president, chief operating officer, and a director of the company. The resignation is effective immediately.
     Mr. McLaine served as president and chief operating officer, a position Mr. Troutt had held since the founding of Excel. Mr. Troutt will assume the responsibilities of president and chief operating officer.
     "Excel appreciates Jack's contributions over the past four years as a valuable member of the management team. I wish Jack and his family happiness in the years to come as he pursues some long-delayed personal goals," stated Troutt.
     Mr. Troutt also announced that the Board intends to nominate the following people for election to the board of directors: Stephen G. Canton (42), president, commercial sales division - Telco Communications Group, Inc.; J. Christopher Dance (33), executive vice president, general counsel, and secretary; and Nicholas A. Merrick (35), executive vice president and chief financial officer. Upon their election, the board will number seven, including Ronald A. McDougall, T. Allan McArtor, Stephen R. Smith, and Kenny A. Troutt.
     Dallas-based Excel Communications, Inc. is the fifth largest long distance company in the United States. Utilizing a state-of-the-art, facilities-based network, the Company offers its subscribers residential and commercial long distance services, dial-around services, calling cards and paging services. Excel markets these products nationwide to residential and commercial customers under the Excel and Telco subsidiaries. Excel has more than 3,000 employees who support the corporate, network management, billing, teleservices and marketing functions of the Company. Visit Excel Communications home page on the World Wide
Web: http://www.excel.com.